Exhibit 99.1

Barnes & Noble Reports Holiday Sales Results

Sales Rebound During the Last Two Weeks of the Holiday Season

Results In-Line with Previously Issued Guidance

NEW YORK--(BUSINESS WIRE)--January 8, 2009--Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported holiday sales for the nine-week holiday period from November 2, 2008 to January 3, 2009.

Barnes & Noble store sales were $1.1 billion, a 5.2% decrease over the same period in fiscal 2007. Comparable store sales decreased 7.7%, in-line with previously issued fourth quarter guidance for a 6% to 9% decrease. For the 48 weeks ended January 3, 2009, Barnes & Noble store sales decreased 2.6% to $4.2 billion, while comparable store sales decreased 5.4%.

Barnes & Noble.com comparable sales decreased 11.0% for the holiday selling season and totaled $114.2 million. For the 48 weeks ended January 3, 2009, Barnes & Noble.com sales were $422.9 million, representing a comparable sales decrease of 0.4%.

Barnes & Noble experienced diminished traffic, and as a result, diminished sales, due to the unprecedented fall-off of retail shopping during the last quarter of the year. After a slow start to the holiday season, our store performance improved and we were able to post comparable store sales increases during the last two weeks of the season, enabling us to meet our sales guidance for the period to date. As a result, if sales trends continue, we expect full-year earnings per share to be in a range of $1.30 to $1.60, in-line with previously issued guidance.

The company currently has approximately $275 million of cash on hand and no borrowings under its $850 million Revolving Credit facility. The company’s inventory levels are appropriate given the current sales environment and, as a result, the company expects to end the year with no debt and a strong balance sheet.

Barnes & Noble, Inc. will report fourth quarter and full-year earnings results on or about March 19, 2009.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 799 bookstores in 50 states. The company is the nation’s top bookseller in quality, and for the fifth year in a row, the top bookseller brand, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

CONTACT:
Barnes & Noble, Inc.
Media:
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investor:
Joseph J. Lombardi, 212-633-3215
Chief Financial Officer
jlombardi@bn.com
or
Andy Milevoj, 212-633-3489
Director of Investor Relations
amilevoj@bn.com